C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Robert Houghton, VP of Investor Relations and Treasury Email: robert.houghton@chrobinson.com

FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2019 Second Quarter Results
MINNEAPOLIS, MN, July 30, 2019 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended June 30, 2019.

•	Net revenues increased 3.5 percent to $695.2 million

•	Income from operations increased 3.9 percent to $227.5 million

•	Operating margin improved 10 basis points to 32.7 percent

•	Diluted earnings per share (EPS) increased 8.0 percent to $1.22

•	Cash flow from operations increased 85.0 percent to $199.6 million

“In the second quarter, we achieved 3.5 percent net revenue growth, solid performance versus the year-ago period where net revenues increased 17 percent. We delivered our fifth consecutive quarter of operating margin expansion and an 8 percent increase in earnings per share,” said Bob Biesterfeld, Chief Executive Officer of C.H. Robinson. “We continued to make improvements in working capital, which combined with increased earnings, allowed us to generate nearly $200 million in cash flow from operations and increase cash returns to our shareholders. We are pleased with our second quarter results in this soft freight environment.”

Second Quarter Results Summary

•	Total revenues decreased 8.6 percent to $3.9 billion, driven by lower pricing across most transportation service lines.

•	Net revenues increased 3.5 percent to $695.2 million, primarily driven by margin improvement in truckload services.

•
Operating expenses increased 3.4 percent to $467.7 million. Personnel expenses decreased 0.5 percent to $338.9 million, driven primarily by declines in performance-based compensation, partially offset by a 3.2 percent increase in average headcount. Selling, general and administrative (“SG&A”) expenses increased 15.2 percent to $128.8 million, due primarily to increases in purchased services, particularly commercial off-the-shelf software, and occupancy.

•
Income from operations totaled $227.5 million, up 3.9 percent from last year due to growth in North American Surface Transportation (“NAST”), partially offset by declines in Global Forwarding and All Other and Corporate. Operating margin of 32.7 percent increased 10 basis points.

•	Interest and other expenses totaled $6.6 million, which primarily consists of interest expense. The second quarter also included a $2.8 million favorable impact from currency revaluation.

•	The effective tax rate in the quarter was 23.4 percent compared to 25.6 percent last year.

•	Net income totaled $169.2 million, up 6.3 percent from a year ago. Diluted EPS of $1.22 increased 8.0 percent.

Year-to-Date Results Summary

•	Total revenues decreased 6.6 percent to $7.7 billion, driven by declines across most transportation service lines.

•	Net revenues increased 5.9 percent to $1.4 billion, primarily driven by margin improvement in truckload services.

•
Operating expenses increased 4.0 percent to $921.9 million. Personnel expenses increased 1.5 percent to $679.0 million, driven primarily by a 2.5 percent increase in average headcount, partially offset by declines in performance-based compensation. SG&A expenses increased 11.5 percent to $242.9 million, due primarily to increases in purchased services, particularly commercial off-the-shelf software, and occupancy, partially offset by a reduction in bad debt expense.

•
Income from operations totaled $452.1 million, up 10.1 percent from last year due to growth in NAST and Global Forwarding, partially offset by a decline in All Other and Corporate. Operating margin of 32.9 percent increased 130 basis points.

•	Interest and other expenses totaled $23.8 million, which primarily consists of interest expense. The six-month period also included a $2.2 million unfavorable impact from currency revaluation.

•	The effective tax rate for the first six months was 22.7 percent compared to 23.6 percent in the year-ago period.

•	Net income totaled $331.0 million, up 9.8 percent from a year ago. Diluted EPS of $2.39 increased 11.7 percent.

North American Surface Transportation Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% change	2019	2018	% change
Total revenues	$2,872,053	$3,163,185	(9.2)%	$5,668,837	$6,071,604	(6.6)%
Net revenues	486,418	459,706	5.8%	972,968	898,108	8.3%
Income from operations	204,732	188,244	8.8%	416,015	367,881	13.1%

Second quarter total revenues for C.H. Robinson's NAST segment totaled $2.9 billion, a decrease of 9.2 percent over the prior year, primarily driven by decreased pricing. NAST net revenues increased 5.8 percent in the quarter to $486.4 million. Net revenues in truckload increased 8.6 percent, less than truckload (“LTL”) net revenues increased 2.8 percent, and intermodal net revenues decreased 33.8 percent versus the year ago period. Excluding the impact of the change in fuel prices, average North America truckload rate per mile charged to customers decreased approximately 11.5 percent in the quarter, while truckload transportation cost per mile decreased approximately 14.5 percent. Truckload volumes declined 2.5 percent in the quarter. LTL volumes grew 3.5 percent, and intermodal volumes declined 30.5 percent versus the prior year. Operating expenses increased 3.8 percent, due to increased SG&A expenses, partially offset by a decline in personnel expenses. NAST second quarter results include a contingent auto liability claim of $5 million. The prior year period also included a contingent auto liability claim of $4 million. Income from operations increased 8.8 percent to $204.7 million, and operating margin expanded 120 basis points to 42.1 percent. NAST average headcount was up 1.8 percent in the quarter. As a reminder, second quarter and year-to-date NAST results include Robinson Fresh transportation, which was previously reported under the Robinson Fresh segment.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% change	2019	2018	% change
Total revenues	$592,483	$617,597	(4.1)%	$1,130,050	$1,171,351	(3.5)%
Net revenues	141,936	144,031	(1.5)%	269,172	267,068	0.8%
Income from operations	26,618	29,788	(10.6)%	40,821	38,009	7.4%

Second quarter total revenues for the Global Forwarding segment decreased 4.1 percent to $592.5 million, primarily driven by lower pricing in ocean and air and a decline in air volume. Net revenues decreased 1.5 percent in the quarter to $141.9 million. The acquisition of The Space Cargo Group (“Space Cargo”) contributed 3 percentage points of net revenue growth in the quarter. Ocean net revenues decreased 1.6 percent driven by pricing declines. Net revenues in air decreased 12.2 percent, as a decline in shipments more than offset margin expansion. Customs net revenues increased 12.0 percent, primarily driven by improved mix, partially offset by a modest decline in transaction volume. Operating expenses increased 0.9 percent, driven by increased investments in technology. Second quarter average headcount increased 0.7 percent, with Space Cargo contributing 3.5 percentage points to the growth. Income from operations decreased 10.6 percent to $26.6 million, and operating margin declined 190 basis points to 18.8 percent in the quarter.

All Other and Corporate Results

Net revenues for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
Net revenues	2019	2018	% change	2019	2018	% change
Robinson Fresh	$31,236	$32,644	(4.3)%	$59,894	$62,881	(4.8)%
Managed Services	20,099	20,074	0.1%	40,411	38,391	5.3%
Other Surface Transportation	15,527	15,028	3.3%	31,571	30,960	2.0%

Second quarter Robinson Fresh net revenues decreased 4.3 percent to $31.2 million, driven by strategic decisions to exit unprofitable business. Managed Services net revenues were approximately flat this quarter. Other Surface Transportation net revenues increased 3.3 percent to $15.5 million, with the acquisition of Dema Service contributing 4 percentage points of net revenue growth.

Other Income Statement Items
The second quarter effective tax rate was 23.4 percent, down from 25.6 percent last year. We continue to expect our full-year effective tax rate to be between 24 and 25 percent in 2019.
Interest and other expenses totaled $6.6 million, which primarily consists of interest expense. The second quarter also included a $2.8 million favorable impact from currency revaluation.
Diluted weighted average shares outstanding in the quarter were down 1.7 percent, as share repurchases were partially offset by activity in our equity compensation plans.

Cash Flow Generation and Capital Distribution
Cash from operations totaled $199.6 million, up 85.0 percent versus the prior year, primarily due to improved working capital performance and increased earnings versus the year-ago period.
In the second quarter, $179.8 million was returned to shareholders, with $69.3 million in cash dividends and $110.5 million in share repurchases. This represents an increase of 32.0 percent over the prior year.
Capital expenditures totaled $17.7 million in the quarter. We continue to expect 2019 capital expenditures to be between $80 and $90 million, with the majority dedicated to technology.

Outlook
“We expect the soft freight environment to continue through the balance of 2019,” Biesterfeld stated. “Despite the current freight environment, our long-term goals remain unchanged. We remain focused on taking market share, automating core processes while delivering industry-leading quality service to our customers and carriers, and improving operating leverage in our businesses.”

About C.H. Robinson
At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes, and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and managed services for more than 124,000 customers and 76,000 active contract carriers through our integrated network of offices and more than 15,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded since 1997. For more information, visit www.chrobinson.com.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, such factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with operations outside of the United States; risks associated with the potential impact of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel price increases or decreases, or fuel shortages; cyber-security related risks; the impact of war on the economy; changes to our capital structure; risks related to the elimination of LIBOR; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Second Quarter 2019 Earnings Conference Call
Wednesday, July 31, 2019; 8:30 a.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

We invite call participants to submit questions in advance of the conference call, and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email adrienne.brausen@chrobinson.com.

Summarized Financial Results
($ in thousands, except per share data)

This table of summary results presents our service line net revenues consistent with our historical presentation and is on an enterprise basis. The service line net revenues in the table differ from the service line net revenues discussed within the segments as our segments have revenues from multiple service lines.

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% change	2019	2018	% change
Total revenues	$3,908,840	$4,276,037	(8.6)%	$7,660,050	$8,201,364	(6.6)%
Net revenues:
Transportation
Truckload	$371,351	$341,442	8.8%	$749,344	$671,733	11.6%
LTL	122,991	119,189	3.2%	239,220	231,333	3.4%
Intermodal	6,298	9,181	(31.4)%	12,374	15,513	(20.2)%
Ocean	85,472	87,035	(1.8)%	157,005	155,879	0.7%
Air	26,134	30,905	(15.4)%	53,716	59,788	(10.2)%
Customs	23,306	20,794	12.1%	45,184	41,449	9.0%
Other logistics services	30,062	31,397	(4.3)%	60,447	60,286	0.3%
Total transportation	665,614	639,943	4.0%	1,317,290	1,235,981	6.6%
Sourcing	29,602	31,540	(6.1)%	56,726	61,427	(7.7)%
Total net revenues	695,216	671,483	3.5%	1,374,016	1,297,408	5.9%

Operating expenses	467,681	452,475	3.4%	921,931	886,815	4.0%
Income from operations	227,535	219,008	3.9%	452,085	410,593	10.1%
Net income	$169,180	$159,163	6.3%	$330,968	$301,460	9.8%
Diluted EPS	$1.22	$1.13	8.0%	$2.39	$2.14	11.7%

Our total revenues represent the total dollar value of services and goods we sell to our customers. Net revenues are a non-GAAP financial measure calculated as total revenues less the cost of purchased transportation and related services and the cost of purchased products sourced for resale. We believe net revenues are a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider net revenues to be our primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our net revenues. The reconciliation of total revenues to net revenues is presented below (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Transportation	$3,638,612	$3,953,139	$7,143,544	$7,590,779
Sourcing	270,228	322,898	516,506	610,585
Total revenues	3,908,840	4,276,037	7,660,050	8,201,364
Costs and expenses:
Purchased transportation and related services	2,972,998	3,313,196	5,826,254	6,354,798
Purchased products sourced for resale	240,626	291,358	459,780	549,158
Total costs and expenses	3,213,624	3,604,554	6,286,034	6,903,956
Net revenues	$695,216	$671,483	$1,374,016	$1,297,408

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2019	2018	2019	2018

Revenues:
Transportation	$3,638,612	$3,953,139	$7,143,544	$7,590,779
Sourcing	270,228	322,898	516,506	610,585
Total revenues	3,908,840	4,276,037	7,660,050	8,201,364
Costs and expenses:
Purchased transportation and related services	2,972,998	3,313,196	5,826,254	6,354,798
Purchased products sourced for resale	240,626	291,358	459,780	549,158
Personnel expenses	338,886	340,630	678,984	668,927
Other selling, general, and administrative expenses	128,795	111,845	242,947	217,888
Total costs and expenses	3,681,305	4,057,029	7,207,965	7,790,771
Income from operations	227,535	219,008	452,085	410,593
Interest and other expense	(6,615)	(5,128)	(23,755)	(15,828)
Income before provision for income taxes	220,920	213,880	428,330	394,765
Provisions for income taxes	51,740	54,717	97,362	93,305
Net income	$169,180	$159,163	$330,968	$301,460

Net income per share (basic)	$1.23	$1.14	$2.41	$2.16
Net income per share (diluted)	$1.22	$1.13	$2.39	$2.14

Weighted average shares outstanding (basic)	137,185	139,464	137,518	139,745
Weighted average shares outstanding (diluted)	138,256	140,611	138,667	140,960

Business Segment Information
(unaudited, dollars in thousands)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2019
Total revenues	$2,872,053	$592,483	$444,304	$3,908,840
Net revenues	486,418	141,936	66,862	695,216
Income (loss) from operations	204,732	26,618	(3,815)	227,535
Depreciation and amortization	6,131	9,315	9,636	25,082
Total assets (1)	2,685,477	1,014,235	984,397	4,684,109
Average headcount	7,533	4,770	3,409	15,712

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2018 (2)
Total revenues	$3,163,185	$617,597	$495,255	$4,276,037
Net revenues	459,706	144,031	67,746	671,483
Income from operations	188,244	29,788	976	219,008
Depreciation and amortization	6,288	8,753	9,197	24,238
Total assets (1)	2,692,908	861,080	899,296	4,453,284
Average headcount	7,401	4,736	3,092	15,229

____________________________________________
(1) All cash and cash equivalents are included in All Other and Corporate.
(2) Amounts have been reclassified to reflect the segment reorganization announced in the first quarter of 2019.

Business Segment Information
(unaudited, dollars in thousands)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2019
Total revenues	$5,668,837	$1,130,050	$861,163	$7,660,050
Net revenues	972,968	269,172	131,876	1,374,016
Income from operations	416,015	40,821	(4,751)	452,085
Depreciation and amortization	12,390	18,241	19,011	49,642
Total assets (1)	2,685,477	1,014,235	984,397	4,684,109
Average headcount	7,486	4,728	3,343	15,557

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2018 (2)
Total revenues	$6,071,604	$1,171,351	$958,409	$8,201,364
Net revenues	898,108	267,068	132,232	1,297,408
Income from operations	367,881	38,009	4,703	410,593
Depreciation and amortization	12,619	17,662	18,198	48,479
Total assets (1)	2,692,908	861,080	899,296	4,453,284
Average headcount	7,368	4,743	3,066	15,177
____________________________________________
(1) All cash and cash equivalents are included in All Other and Corporate.
(2) Amounts have been reclassified to reflect the segment reorganization announced in the first quarter of 2019.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$355,307	$378,615
Receivables, net of allowance for doubtful accounts	2,100,246	2,162,438
Contract assets	179,015	159,635
Prepaid expenses and other	72,005	52,386
Total current assets	2,706,573	2,753,074

Property and equipment, net	222,390	228,301
Right-of-use lease assets	262,355	—
Intangible and other assets	1,492,791	1,446,037
Total assets	$4,684,109	$4,427,412

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,122,645	$1,063,107
Accrued expenses:
Compensation	92,676	153,626
Transportation expense	138,970	119,820
Income taxes	25,309	28,360
Other accrued liabilities	61,948	63,410
Current lease liabilities	54,792	—
Current portion of debt	—	5,000
Total current liabilities	1,496,340	1,433,323

Long-term debt	1,253,849	1,341,352
Noncurrent lease liabilities	215,830	—
Noncurrent income taxes payable	22,063	21,463
Deferred tax liability	36,344	35,757
Other long-term liabilities	372	430
Total liabilities	3,024,798	2,832,325

Total stockholders’ investment	1,659,311	1,595,087
Total liabilities and stockholders’ investment	$4,684,109	$4,427,412

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Six Months Ended June 30,
	2019	2018
Operating activities:
Net income	$330,968	$301,460
Depreciation and amortization	49,642	48,479
Provision for doubtful accounts	3,224	9,055
Stock-based compensation	31,807	44,704
Deferred income taxes	(5,322)	(9,014)
Excess tax benefit on stock-based compensation	(5,353)	(7,502)
Other operating activities	961	668
Changes in operating elements, net of acquisitions:
Receivables	89,175	(214,620)
Contract assets	(19,380)	(34,483)
Prepaid expenses and other	(16,404)	5,326
Accounts payable and outstanding checks	37,378	101,770
Accrued compensation	(60,976)	(7,381)
Accrued transportation expenses	19,149	45,420
Accrued income taxes	(3,051)	12,068
Other accrued liabilities	4,166	9,277
Other assets and liabilities	542	3,243
Net cash provided by operating activities	456,526	308,470

Investing activities:
Purchases of property and equipment	(16,774)	(20,569)
Purchases and development of software	(14,790)	(9,514)
Acquisitions, net of cash acquired	(58,379)	(1,315)
Other investing activities	8	(1,546)
Net cash used for investing activities	(89,935)	(32,944)

Financing activities:
Proceeds from stock issued for employee benefit plans	27,952	35,846
Net repurchases of common stock	(186,302)	(138,390)
Cash dividends	(139,010)	(130,559)
Proceeds from long-term borrowings	473,000	591,012
Payments on long-term borrowings	(561,000)	—
Proceeds from short-term borrowings	14,000	2,418,000
Payments on short-term borrowings	(19,000)	(3,067,000)
Net cash used for financing activities	(390,360)	(291,091)
Effect of exchange rates on cash	461	(7,750)

Net change in cash and cash equivalents	(23,308)	(23,315)
Cash and cash equivalents, beginning of period	378,615	333,890
Cash and cash equivalents, end of period	$355,307	$310,575

	As of June 30,
Operational Data:	2019	2018
Employees	15,910	15,357

Source: C.H. Robinson
CHRW-IR